Exhibit 99.1

First Niagara Financial Group, Inc.

To:        Directors and Executive Officers of First Niagara Financial Group, Inc.
Date:        June 24, 2016
Re:        Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

Please be advised that on June 20, 2016, First Niagara Financial Group, Inc. (“Company”) notified participants in the 401(k) Savings Plan of First Niagara (“Plan”) of a “blackout period” under the Plan. The blackout period for the Plan will be implemented in connection with the anticipated third quarter closing of the previously announced merger (“Merger”) of the Company with and into KeyCorp (“Key”) in accordance with the Agreement and Plan of Merger dated October 30, 2015, by and between the Company and Key (“Merger Agreement”). The Merger and related transactions contemplated by the Merger Agreement remain subject to customary closing conditions as well as regulatory approval, and therefore a specific closing date has not and cannot be identified at this time.

In connection with the Merger, activity in the First Niagara Stock Fund within the Company’s Plan (“Company Stock Fund”) will be suspended and subject to a blackout period beginning at 4:00 p.m. Eastern time six business days prior to the closing date and will remain in place until 8:00 a.m. Eastern time five business days following the closing date. This blackout period is required in order to allow the Plan’s record keeper to process consideration elections made by participants in the Plan in connection with the Merger. During the blackout period, participants in the Plan will be temporarily unable to make exchanges into or out of the Company Stock Fund, take distributions of amounts invested in the Company Stock Fund and take loans with respect to amounts invested in the Company Stock Fund.

Pursuant to The Sarbanes-Oxley Act of 2002 (“Act”) and Rule 104 under Securities and Exchange Commission Regulation BTR, the directors and officers of the Company will generally be prohibited from engaging in transactions involving Company equity securities (including options and other derivatives based on Company stock) during this blackout period, in addition to otherwise complying with the Company’s insider trading policy. Please note that the blackout period does not apply to any sale or other disposition of equity securities in connection with a merger, acquisition, divestiture, or similar transaction occurring by operation of law. Accordingly, dispositions of equity securities of the Company in the Merger are exempt from the blackout period trading restrictions.

Because the Plan includes the Company Stock Fund as an investment option, the Act requires that you be prohibited from directly or indirectly purchasing, exercising, selling, or otherwise transferring equity securities (including options and other derivative securities) of the Company during the blackout period for the Plan if those securities were acquired in connection with your service or employment as a director or executive officer of the Company. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

Although certain transactions are exempt from this trading prohibition (such as bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director officer), those exemptions are limited. If you hold both covered securities and non-covered securities, any sale or other transfer of securities by you during the blackout period, if it occurs, will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of Company equity and derivative securities during the blackout period. The restrictions on trading during the blackout period are in addition to those under the Company’s insider trading policy (and associated regularly scheduled blackout periods) that restrict or will restrict your ability to trade in Company common stock.

The rules are complex and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules. Therefore, please contact Kristy Berner, the Company’s General Counsel, if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the blackout period.